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                                                                    EXHIBIT 21.1


Subsidiaries

1.       American Superconductor Europe GmbH (*) - established in Germany
2.       ASC Holding Corp. (*) - incorporated in Delaware
3.       ASC Securities Corp. (**) - incorporated in Massachusetts
4.       Superconductivity, Inc. (*) - incorporated in Delaware





*        Wholly owned subsidiary of American Superconductor Corporation
**       Wholly owned subsidiary of ASC Holding Corp.